                                                                    EXHIBIT 99.4

                NEVADA MANHATTAN MINING ANNOUNCES AGREEMENT WITH
                              VANDERBILT GOLD CORP.


        CALABASAS, Calif.-- Oct. 20, 1997--Nevada Manhattan Mining Inc. (OTC/BB:NVMH) Monday announced that the company has signed a preliminary agreement with Vanderbilt Gold Corp. (OTC/BB:VAGO) to purchase and place into production the Morning Star Gold Mine in San Bernardino, Calif.

        Based on third-party technical reports by Exploration and Development Associates Inc. and Geomath Inc., proven and probable reserves at the Morning Star Mine exceed 300,000 ounces of gold. Terms of the Morning Star purchase will be released following a Nevada Manhattan due-diligence report.

        Upon completion of due diligence, Nevada Manhattan will make minor modifications to the processing plant that will allow mining and processing to start in 1998 at a rate of approximately 25,000 ounces per year.

        Nevada Manhattan has committed to start up the mine and vat-leach gold-recovery facility located 70 miles southwest of Las Vegas. The company expects to expand the reserve base with an intensive exploration program and also plans to include heap-leach operations for the lower-grade portions of the reserve.

        According to Jeffrey S. Kramer, chief operating officer, Nevada
Manhattan: "The new mining operation complements the current development work under way by the company at its Manhattan Mine Project north of Tonopah, Nev., and will provide short-term gold production."

        The Manhattan Mine Project has produced a small quantity of gold on a test basis at a nearby mill, and a major effort is under way to access and mine the White Caps Mine, which historically was one of the highest-grade underground, producing gold mines in Nevada.

        Nevada Manhattan Mining is a diversified, global natural- resource company with significant timber operations near Belem, Brazil, and gold and coal concessions in Indonesia as well as the company's operations in Nevada. For more information on Nevada Manhattan Mining or this release, contact Christopher Michaels, chief executive officer, or Jeffrey Kramer, chief operating officer, at 818/591-4400; fax 818/591-4411; e-mail administration@nevadamanhattan.com; or visit the company's Web site at www.nevadamanhattan.com .